SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Schedule 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 4)

IKANOS COMMUNICATIONS, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

45173E105

(CUSIP Number)

12/31/09

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐

Rule 13d-1(b)

☐

Rule 13d-1(c)

☒

Rule 13d-1(d)

(Continued on following pages)

Page 1 of 18 Pages

CUSIP NO. 45173E105 13 G Page 2 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL VIII, A DELAWARE LIMITED PARTNERSHIP (“SC VIII”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3294956
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 45173E105 13 G Page 3 of 18 Pages

1	NAME OF REPORTING PERSON SITP VIII LIQUIDATING TRUST (“SITP VIII LT”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3294958
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 45173E105 13 G Page 4 of 18 Pages

1	NAME OF REPORTING PERSON SITP VIII-Q LIQUIDATING TRUST (“SITP VIII Q LT”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3294957
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 45173E105 13 G Page 5 of 18 Pages

1	NAME OF REPORTING PERSON SC VIII MANAGEMENT-A, LLC (“SC VIII-A LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-4862989
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 45173E105 13 G Page 6 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FRANCHISE FUND, L.P. (“SCFF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3324307
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 45173E105 13 G Page 7 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FRANCHISE PARTNERS, L.P. (“SCFP”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3330616
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 45173E105 13 G Page 8 of 18 Pages

1	NAME OF REPORTING PERSON SCFF MANAGEMENT, LLC (“SCFF LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3324306
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 45173E105 13 G Page 9 of 18 Pages

1	NAME OF REPORTING PERSON MICHAEL MORITZ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 45173E105 13 G Page 10 of 18 Pages

1	NAME OF REPORTING PERSON DOUGLAS LEONE I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION - USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 45173E105 13 G Page 11 of 18 Pages

1	NAME OF REPORTING PERSON MARK STEVENS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 45173E105 13 G Page 12 of 18 Pages

1	NAME OF REPORTING PERSON MICHAEL GOGUEN I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 45173E105 13 G Page 13 of 18 Pages

1	NAME OF REPORTING PERSON DEBORAH KRANZ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 45173E105 13 G Page 14 of 18 Pages

1	NAME OF REPORTING PERSON KENDALL COOPER I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 45173E105 13 G Page 15 of 18 Pages

ITEM 1.

(a)

Name of Issuer:      Ikanos Communications, Inc.

(b)

Address of Issuer’s Principal Executive Offices:

47669 Fremont Boulevard

Fremont, California  94538

ITEM 2.

(a)

Name of Persons Filing:

Sequoia Capital VIII, a Delaware Limited Partnership

SITP VIII Liquidating Trust

SITP VIII-Q Liquidating Trust

SC VIII Management-A, LLC

Sequoia Capital Franchise Fund, L.P.

Sequoia Capital Franchise Partners, L.P.

SCFF Management, LLC

Michael Moritz (“MM”)

Douglas Leone  (“DL”)

Mark Stevens  (“MS”)

Michael Goguen  (“MG”)

Deborah Kranz  (“DK”)

Kendall Cooper  (“KC”)

SC VIII-A LLC is the General Partner of SC VIII.  KC is the Managing Member of SC VIII-A LLC.  SCFF LLC is the General Partner of SCFF and SCFP.  MM, DL, MS and MG are Managing Members of SCFF LLC.  DK is the Trustee of SITP VIII LT and SITP VIII Q LT.

(b)

Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-250

Menlo Park, CA  94025

(c)

Citizenship:

MM, DL, MS, MG, DK, KC:  USA

SC VIII-A LLC, SC VIII,

SCFF LLC, SCFF, SCFP:  Delaware

SITP VIII LT, SITP VIII Q LT:  California

(d)

Title of Class of Securities:

Common

(e)

CUSIP Number:

45173E105

CUSIP NO. 45173E105 13 G Page 16 of 18 Pages

ITEM 3.

If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.

Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☒

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF   ANOTHER PERSON

NOT APPLICABLE

ITEM 7.

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.

NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.

CERTIFICATION

NOT APPLICABLE

CUSIP NO. 45173E105 13 G Page 17 of 18 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 2010

Sequoia Capital VIII, a Delaware Limited Partnership	Sequoia Capital Franchise Fund, L.P. Sequoia Capital Franchise Partners, L.P.
By: SC VIII Management-A, LLC, its General Partner	By: SCFF Management, LLC, their General Partner
By: /s/ Kendall Cooper Kendall Cooper, Managing Member	By: /s/ Michael Moritz Michael Moritz, Managing Member

/s/ Michael Goguen Michael Goguen	SITP VIII Liquidating Trust SITP VIII Q Liquidating Trust
/s/ Douglas Leone Douglas Leone	By: /s/ Deborah Kranz Deborah Kranz, Trustee
/s/ Michael Moritz Michael Moritz
/s/ Mark Stevens Mark Stevens
/s/ Deborah Kranz Deborah Kranz
/s/ Kendall Cooper Kendall Cooper

CUSIP NO. 45173E105 13 G Page 18 of 18 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to shares of Ikanos Communications, Inc. to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them.

Date: February 8, 2010

Sequoia Capital VIII, a Delaware Limited Partnership	Sequoia Capital Franchise Fund, L.P. Sequoia Capital Franchise Partners, L.P.
By: SC VIII Management-A, LLC, its General Partner	By: SCFF Management, LLC, their General Partner
By: /s/ Kendall Cooper Kendall Cooper, Managing Member	By: /s/ Michael Moritz Michael Moritz, Managing Member

/s/ Michael Goguen Michael Goguen	SITP VIII Liquidating Trust SITP VIII Q Liquidating Trust
/s/ Douglas Leone Douglas Leone	By: /s/ Deborah Kranz Deborah Kranz, Trustee
/s/ Michael Moritz Michael Moritz
/s/ Mark Stevens Mark Stevens
/s/ Deborah Kranz Deborah Kranz
/s/ Kendall Cooper Kendall Cooper